EXHIBIT 28(a) 11 UNDER FORM N-1A

EXHIBIT 3(i) UNDER ITEM 601/REG. S-K

FEDERATED INSTITUTIONAL TRUST

Amendment No. 12

DECLARATION OF TRUST

dated June 9, 1994

THIS Declaration of Trust is amended as follows:

Delete the first paragraph of Section 5 in Article III from the Declaration of Trust and substitute in its place the following:

“Section 5. Establishment and Designation of Series or Class.

Without limiting the authority of the Trustees set forth in Article XII, Section 8, inter alia, to establish and designate any additional Series or Class or to modify the rights and preferences of any existing Series or Class, the Series and Classes of the Trust shall be and are established and designated as:

Federated Government Ultrashort Duration Fund

Class A Shares

Institutional Shares

Service Shares

Federated Institutional High Yield Bond Fund

Institutional Shares

Federated Short-Intermediate Total Return Bond Fund

(formerly, Federated Intermediate Government/Corporate Fund)

Class A Shares

Class R Shares

Institutional Shares

Service Shares

The undersigned hereby certify that the above stated Amendment is a true and correct Amendment to the Declaration of Trust, as adopted by the Board of Trustees on the 14th day of November, 2013, to become effective on January 31, 2014.

Witness the due execution this 14th day of November, 2013.

/s/ John F. Donahue	/s/ Charles F. Mansfield, Jr.
John F. Donahue	Charles F. Mansfield, Jr.

/s/ John T. Collins	/s/ Thomas M. O’Neill
John T. Collins	Thomas M. O’Neill

/s/ J. Christopher Donahue	/s/ P. Jerome Richey
J. Christopher Donahue	P. Jerome Richey

/s/ Maureen Lally-Green	/s/ John S. Walsh
Maureen Lally-Green	John S. Walsh

/s/ Peter E. Madden
Peter E. Madden